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                              PUBCO CORPORATION

                       Subsidiaries of the Registrant





     The Company directly or indirectly owns 100% of the captial stock of the following significant subsidiaries:


            Subsidiaries                        State of Incorporation


     Buckeye Business Products, Inc., Division

     Aspen Imaging International, Inc.               Delaware

     Kroy LLC                                        Nevada


     The Company owns an indirect 85% plus interest in Allied Construction Products, Inc., a Delaware corporation.